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                                                                       Exhibit A


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CRUSADER HOLDING CORPORATION


         In compliance with the requirements of 15 Pa.C.S. Section 1915, relating to articles of amendment, the undersigned Pennsylvania business corporation, desiring to amend and restate its Articles of Incorporation, hereby states that:

1.       The name of the corporation is:  Crusader Holding
         Corporation.

2. The address of the corporation's initial registered office in this Commonwealth is: 1230 Walnut Street, Philadelphia, Pennsylvania, Philadelphia County.

3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended.

4. The purpose of the corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

5.       The term for which the corporation is to exist is perpetual.

6. The aggregate number of shares which the Corporation shall have the authority to issue is 20,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

         The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations, dividends and special rights, if any, of the shares of the class or series.

         The following is a description of each class or series of capital stock that has been designated and a statement of the voting rights, designations, preferences, limitations, and special rights granted to or imposed upon the shares of each such class or series:







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         A.       COMMON STOCK

                  1. Voting Rights. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation.

                  2. Dividend Rights. The holders of shares of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, but only out of funds legally available therefor.

7. A special meeting of the shareholders may be called by those members of the board of directors or officers as specified in the bylaws of the Corporation.

8. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

9. These articles of incorporation may be amended in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

10.      Neither Section 2538(a) of the Pennsylvania Business
         Corporation Law of 1988, as amended (15 Pa. C.S. ss. 2538(a)), nor Subchapters E, F, G, or H of 15 Pa. C.S. Chapter 25, nor any successor provisions shall be applicable to the corporation.

11. The shareholders of the Corporation may authorize any action without a meeting by less than unanimous consent with prompt notice of such action given to those shareholders entitled to vote thereon who have not consented.

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